LocatorX, Inc. 1-A

Exhibit 6.14

2018 EQUITY INCENTIVE PLAN

OF

LOCATORX, INC.

As of March 6, 2018

1.	Establishment and Purpose:

(A)        Establishment. The 2018 Equity Incentive Plan of LocatorX, Inc. (the “Plan”) is hereby adopted by LocatorX, Inc., a Florida corporation (the “Company”) and intended to qualify as a written compensatory benefit plan within the meaning of Securities and Exchange Commission Rule 701 under the Securities Act. All capitalized undefined terms shall have the meanings ascribed to them in Section 2.

(B)         Purpose. The Plan has been established by the Company to: (i) attract, retain and motivate Employees, Directors, Officers and Consultants eligible to participate in the Plan; (ii) provide incentive compensation opportunities to Employees, Directors, Officers and Consultants that are competitive with those of other similar companies; (iii) provide a means whereby the Company can recognize and reward significant vendors and service providers in a manner other than the payment of the cost of the goods and services provided by such Persons; and (iv) identify the interests of eligible participants with those of the Company’s stockholders through compensation that is based on the performance of the Company’s Common Stock, and thereby promote the long-term financial success of the Company and its Affiliates.

2.	Definitions: As used herein, the following definitions shall apply:

(A)        “Administrator” means the Board and/or Committee appointed by the Board pursuant to Section 4 of the Plan.

(B)         “Affiliate” means a parent or subsidiary corporation as defined in the applicable provisions (currently Section 424(e) and (f), respectively) of the Code.

(C)         “Applicable Laws” means the requirements relating to the administration of option plans under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any other country or jurisdiction where Options, or Restricted Stock are granted under the Plan.

(D)        “Award” means an award of a Stock Option or Restricted Stock award granted under the Plan

(E)         “Board” means the Board of Directors of the Company.

(F)         “Cause” means the following, unless the Participant has in effect a written employment or consulting agreement or granting document(s) with the Company which defines “Cause,” in which case “Cause” shall have the meaning set forth in such agreement or document:

(i)         the repeated and material failure of the Participant to perform his or her material duties to the Company and its Affiliates, or to follow the Company’s policies and procedures applicable to employees of the Company in effect from time to time;

(ii)        willful malfeasance by the Participant in connection with the performance of his or her duties to the Company;

(iii)       the Participant being convicted of, or pleading guilty or nolo contendere to, or being indicted for, a felony or other crime involving theft, fraud, or moral turpitude;

(iv)       fraud or embezzlement against the Company or an Affiliate;

(v)        the failure of the Participant to comply with in any material respect any proper and lawful written direction of the Company or an Affiliate related to the provision of services to the Company or such Affiliate; or

(vi)       the violation by the Participant of any non-competition, non-solicitation, confidentiality, or other covenants applicable to the Participant.

(G)         “Code” means the Internal Revenue, Code of 1986, as amended.

(H)         “Committee” means a committee appointed by the Board to administer the Plan in accordance with Section 4 hereof and to perform the functions set forth herein.

(I)          “Common Stock” means the Company’s common stock, $0.0001 par value per share.

(J)          “Consultant” means any natural person providing bona fide services to the Company which are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

(K)         “Director” means a member of the Board.

(L)         “Disability” means the following definition, unless the Participant has in effect a written employment agreement or granting document(s) with the Company which defines “Disability,” in which case “Disability” shall have the meaning set forth in such agreement: in the sole determination of the Administrator, whose determination shall be final and binding, the reasonable likelihood that the Participant will be unable to perform his or her duties and responsibilities to the Company by reason of a physical or mental disability or infirmity for either: (i) a continuous period of one hundred twenty (120) days; or (ii) one hundred fifty (150) days during any consecutive twelve (12) month period.

(M)        “Eligible Stock” means the number of shares of Stock which would be issued upon the granting of Restricted Stock or the exercise of Options hereunder.

(N)         “Employee” means any person, including Officers and Directors, employed by the Company or any Affiliate designated by the Administrator as eligible to receive Options, or Restricted Stock subject to the conditions set forth herein. For purposes hereof, “Employee” shall include individuals who have executed a written offer letter of employment with the Company. A person shall not cease to be an Employee in the case of (i) any leave approved by the Company or (ii) transfers between locations of the Company or between the Company and its Affiliates. For purposes of Incentive Options, no such leave may exceed ninety (90) days unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence as provided by the Company is not so guaranteed, on the one hundred eighty-first (181st) day of such leave any Incentive Options held by Optionee shall cease to be treated as an Incentive Option and shall be treated for tax purposes as a NQO. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(O)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(P)         “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i)         if the Common Stock is listed on any established stock exchange or a national market system, including without limitation the National Market or SmallCap Market of the NASDAQ, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable,

(ii)        if the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination; or

(iii)       in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator whose determination shall be final and binding.

(Q)         “Incentive Option” means an Option satisfying the requirements of Section 422 of the Code and designated by the Administrator as an Incentive Option.

(R)         “Nonqualified Option” or “NQO” means an Option that is not an Incentive Option.

(S)         “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(T)         “Option” means an option to acquire Stock granted pursuant to the Plan and designated an “option” in the granting document(s). The grant of an Option entitles the Optionee to purchase Stock at an exercise price established by the Administrator.

(U)         “Option Agreement” means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan. The Board shall prescribe the form and terms of Option Agreement which the recipient must execute as a condition to receipt of the Option.

(V)         “Optioned Stock” means the Common Stock subject to an Option.

(W)       “Optionee” means a person to whom an Option has been granted under the Plan.

(X)         “Person” means any natural person, or entity validly organized and existing under the laws of the United States or any State, Commonwealth, or possession thereof.

(Y)         “Parent” means a “Parent corporation” within the meaning of Section 424(e) of the Code, whether now or hereafter existing.

(Z)         “Participant” means an Employee, Restricted Stock Recipient, or Optionee who has been granted an Award under this Plan.

(AA)     “Performance Based” means, subject to modification by the Board, that the vesting of the right to the Eligible Stock is contingent on the recipient being employed by the Company or serving in a Consultant or Board member capacity through the relevant date or his or her employment having been terminated other than for Cause within six (6) months of such date.

(BB)      “Plan Year” shall be a calendar year.

(CC)      “Restricted Stock” means Common Stock granted or sold in accordance with the Plan; such Restricted Stock may also contain a Stock Restriction Agreement or similar document determined by the Administrator.

(DD)      “Restricted Stock Award Agreement” means an agreement between the Company and a Restricted Stock Recipient evidencing the terms and conditions of an individual Restricted Stock grant. The Restricted Stock Award Agreement is subject to the terms and conditions of the Plan. The Board shall prescribe the form and terms of Restricted Stock Award Agreement which the recipient must execute as a condition to receipt of the Restricted Stock grant.

(EE)       “Restricted Stock Recipient” means a person to whom a Restricted Stock has been granted under the Plan.

(FF)       “Securities Act” means the Securities Act of 1933, as amended.

(GG)      “Subsidiary” means a “subsidiary corporation” within the meaning of Section 424(f) of the Code, whether now or hereafter existing.

(HH)      “Ten Percent Stockholder” means an Employee, who, at the time an Incentive Option is to be granted to him or her, owns (within the meaning of Section 422(b) (6) of the Code) Stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company, or any Affiliate.

(II)         “Time Based” means vesting of Options and/or Restricted Stock pursuant to a schedule set forth in the relevant granting document(s).

(JJ)        “Stock” means a share of Common Stock, as adjusted in accordance with Section 12 of the Plan.

(KK)     “Stock Restriction Agreement” means an agreement between the Company and the Restricted Stock Recipient or the Optionee or who exercises his/her Option or Restricted Stock award. The Stock Restriction Agreement is subject to the terms and conditions of the Plan. The Board shall prescribe the form and terms of Stock Restriction Agreement which the recipient must execute as a condition to receipt of the Stock.

3.            Common Stock Subject to the Plan. Subject to adjustment as provided herein, and as of the date of adoption of the Plan, the number of shares of Common Stock which may be issued under all Awards granted to Participants under the plan shall be 1,855,069 shares of Stock; provided, however, that in no event shall the maximum aggregate price or number of shares of Common Stock which may be subject to Options under this Plan during any consecutive twelve (12) month period exceed the greater of One Million Dollars ($1,000,000.00), fifteen percent (15%) of the Company’s total assets, or fifteen percent (15%) of the outstanding shares of Common Stock. If any Awards expire unexercised or are otherwise forfeited, cancelled, or terminated, the shares of that were subject to such Awards shall again be available for grants of Awards under the Plan to the extent of such expiration, forfeiture, cancellation, or termination (unless the Plan has terminated). However, Stock that has actually been issued under the Plan, upon exercise of an Award, shall not be returned to the Plan and shall not become available for future distribution under the Plan. Stock that are retained by the Company upon exercise of an Option in order to satisfy the exercise price for such Option or any withholding taxes due with respect to such exercise shall be treated as not issued, shall not remain in the Plan, and shall not become available for future distribution under the Plan.

4.	Administration.

(A)        Administrator. The Plan shall be administered by the Board and/or by a duly appointed Committee of the Board having such powers as shall be specified by the Board and/or the Plan. A majority of a quorum of the Board or Committee, as the case may be, may authorize any action.

(B)         Compliance with Section 162(m) of the Code. In the event that the Company is a “publicly held corporation” as defined in paragraph (2) of Section 162(m) of the Code, as amended, and the regulations promulgated thereunder (“Section 162(m)”), the Company may establish a committee of outside directors meeting the requirements of Section 162(m) to approve the grant of Options which might reasonably be anticipated to “result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes” pursuant to Section 162(m).

(C)         Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority in its sole discretion:

(i)         to determine the Fair Market Value;

(ii)        to select Employees, Directors, Officers, and Consultants to whom (a) Restricted Stock and/or Options may from time to time be granted hereunder and (b) Restricted Stock may from time to time be granted or sold hereunder;

(iii)       to determine the terms and conditions of any Options and Restricted Stock granted hereunder. Such terms and conditions include, without limitation, the exercise price, the time when they may be exercised, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(iv)       to determine the number of shares of Stock to be covered by each such Option granted hereunder,

(v)        to approve forms of agreement for use under the Plan;

(vi)       to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option and Restricted Stock granted hereunder;

(vii)      to determine whether and under what circumstances Restricted Stock or an Option may be settled in cash under Section 9(F) instead of Common Stock;

(viii)     in order to fulfill the purposes of the Plan and without amending the Plan, to modify grants of Restricted Stock or Options to participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies customs;

(ix)       to allow Restricted Stock Recipients and Optionees to satisfy withholding tax obligations as contemplated by Section 11 hereof;

(x)        to construe and interpret the terms of the Plan and awards granted pursuant to it and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but without limitation, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any agreement or governing documents of the Company, including the Bylaws and Articles of Incorporation (the “Governing Documents”), in the manner and to the extent it shall deem necessary or advisable to make the Plan fully effective;

(xi)       to determine the duration and purposes for leaves of absence which may be granted to a Restricted Stock Recipient or Optionee on an individual basis without constituting a termination of employment or service for purposes of the Plan and to determine whether a Disability has occurred or is continuing;

(xii)      to exercise its sole discretion with respect to the powers and rights granted to it as set forth in the Plan;

(xiii)     generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Company with respect to the Plan; and

(xiv)     any other powers and duties set forth in the Plan.

(D)         Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final, binding, and conclusive upon the Company and its Affiliates, the Restricted Stock Recipients or Optionees and all other persons having any interest therein. For the avoidance of doubt, the Administrator may grant to different Employees, Officers, Consultants and Directors different amounts of Option and Restricted Stock containing any other provisions herein in any manner, vesting schedule, strike prices, acceleration provisions and other terms and conditions in its sole and absolute discretion, and not be required to explain or be accountable for any distinction or difference in any such terms.

(E)         Indemnification. No Director acting for the Board in its capacity as Administrator shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to this Plan or any transaction hereunder, except for liability arising from his or her own willful misfeasance, gross negligence, or reckless disregard of his or her duties. The Company hereby agrees to indemnify and hold harmless such Director for all costs and expenses and, to the extent permitted by applicable law, any liability, damages, losses and expenses incurred in connection with defending against, responding to, negotiation for the settlement of or otherwise dealing with any claim, cause of action or dispute of any kind arising in connection with any actions in administering this Plan or in authorizing or denying authorization to any transaction hereunder.

5.	Eligibility.

(A)        Generally. Nonqualified Options may be granted to Employees, Officers, Directors, or Consultants. Incentive Options may be granted only to Employees. Restricted Stock may be granted or sold to Employees, Officers, Directors, or Consultants.

(B)         No Amendment to Employment Agreements. Neither the Plan nor any Option shall confer upon any Restricted Stock Recipient or Optionee any right with respect to continuing his or her relationship as an Employee, Officer, Director, or Consultant with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate such relationship at any time, with or without cause (as permitted by Applicable Laws and/or the employment or consulting agreement).

6.            Term of Plan. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 15 or renewed by the Board.

7.	Options.

(A)       Designation of Incentive Option Status. Each Option shall be designated in the relevant granting document(s) as either an Incentive Option or a Nonqualified Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Stock with respect to which Incentive Options are exercisable for the first time by the Restricted Stock Recipient or Optionee during any Plan Year (under all plans of the Company and any Affiliate) exceeds $100,000, such Options shall be treated as Nonqualified Options. For purposes of this Section 7(A), Incentive Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Stock shall be determined as of the time the Option with respect to such Stock is granted.

(B)       Term of Option. The term of each Option shall be the term stated in the relevant granting document(s) and the vesting period, if any, of any Option shall be the term stated in the applicable Stock Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date it is granted (five (5) years in the case of an Incentive Option granted to a Ten Percent Stockholder), or such shorter term as the Administrator may, subsequent to the granting of any Option or Restricted Stock, provide.

(C)       Exercise Price. The per share exercise price for the Stock to be issued pursuant to the exercise of an Option shall be such price as is determined by the Administrator when the Option is granted; provided that (i) the exercise price of an Option will not be less than one hundred percent (100%) of the Fair Market Value of the shares of Stock on the date of grant, and (ii) the exercise price of any Incentive Option granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the shares of Stock on the date of grant.

(D)       Vesting. The vesting of Options shall occur as set forth in the relevant granting document(s), upon the satisfaction of the conditions set forth therein. Absent terms to the contrary contained therein, Options shall vest as determined by the Administrator.

8.            Payment of Price for Options and/or Restricted Stock. Subject to this provision, the full exercise price for Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement described in (iv) below, payment may be made as soon as practicable after the exercise) and the full grant price for Restricted Stock shall be paid at the time of such grant. The consideration to be paid for the Stock to be issued upon exercise of an Option or purchased as Restricted Stock, including the method of payment, shall be determined by the Administrator (and in the case of an Incentive Option, shall be determined at the time of grant). Such consideration may consist of (i) cash, by check or cash equivalent, (ii) by tender to the Company of other Stock owned by the Restricted Stock Recipient or Optionee which (A) in the case of Stock acquired upon exercise of an Option have been owned by the Optionee for more than six months on the date of surrender and (B) have a Fair Market Value, as determined by the Administrator (but without regard to any restrictions on transferability applicable to such Stock by reason of federal or state securities laws or agreements with an underwriter for the Company), of not less than the option price of the Stock as to which such Option shall be exercised (provided such tender of Stock would not constitute a violation of the provisions of any law, regulation and/or agreement restricting the redemption of the Common Stock ), (iii) consideration received by the Company under a cashless exercise program, (iv) authorization for the Company to retain from the total number of Stock as to which the Option is exercised that number of Stock having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Stock as to which the Option is exercised, or (v) such other consideration and method of payment for the issuance of Stock that may be permitted under Applicable Laws.

In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company. The Administrator may at any time or from time to time grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the option price and/or which otherwise restrict one or more forms of consideration.

The Administrator shall require the execution of a Stock Option Agreement for all Options and a Stock Restriction Agreement for the issuance of any Restricted Stock.

9.	Exercise of Options/Restricted Stock.

(A)       Procedure for Exercise, Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan. No Time Based Option may be exercised prior to the applicable vesting date and no Performance Based Option may be exercised until the conditions set forth in the definition of “Performance Based” with respect to such Options are satisfied. An Option may not be exercised for a fraction of a share of Stock.

A vested Option shall be deemed to be exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the relevant granting document(s)) from the person entitled to exercise the Option and (ii) full payment for the Stock with respect to which the Option is exercised. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment authorized by the Administrator and permitted by the relevant granting document(s) and the Plan. Stock issued upon exercise of an Option shall be issued in the name of the Restricted Stock Recipient/Optionee or, if requested by the Restricted Stock Recipient/ Restricted Stock Recipient/Optionee, in the name of the Restricted Stock Recipient/Optionee and his or her spouse. Until the shares of Stock are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive distributions or any other rights as a shareholder shall exist with respect to the Optioned Stock/Restricted Stock, notwithstanding the exercise of the Option or vesting of Restricted Stock. The Company shall issue (or cause to be issued) such certificate promptly upon exercise of the Option if Company typically provides such certificates for Stock. No adjustment shall be made for a distribution or other right for which the record date is prior to the date the Stock certificate, if such certificate is to be issued, is issued, except as provided in Section 12 of the Plan.

Absent terms to the contrary contained therein, vested Options must be exercised upon the first to occur of a closing of an IPO or Change of Control or ten (10) years from the grant date.

Exercise of an Option in any manner shall result in a decrease in the number of Stock thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Stock as to which the Option is exercised. Granting of Restricted Stock in any manner shall result in a decrease in the number of Stock thereafter available, for purposes of the Plan, by the number of shares of Restricted Stock so granted.

(B)        Termination of Relationship as Employee, Officer, Director, or Consultant. If a Restricted Stock Recipient or Optionee ceases to be an Employee, Officer, Director or Consultant, as the case may be, such individual may exercise his or her Time Based Options within such period of time as is specified in the relevant granting document(s) to the extent that such Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the relevant granting document(s)). In the absence of a specified time in such agreement, and in the absence of termination for Cause in which case the Option shall terminate and be forfeited as to both vested and unvested Options, such Option shall remain exercisable for ninety (90) days following the individual’s termination. If, on the date of termination, the individual is not vested as to his or her entire Time Based Option, the Stock covered by the unvested portion of such Option shall revert to the Plan, as shall the Stock covered by vested but unexercised Options in the case of a termination for Cause. If, after termination, the individual does not exercise his or her Time Based Option within the time specified by the Administrator, such Option shall terminate, and the Stock covered by such Option shall revert to the Plan. With respect to exercised Optioned Stock, the Company shall have the right, but not the obligation, to redeem such exercised Optioned Stock, (a) in the case of a termination for Cause, at the lesser of the Exercise Price paid by the Optionee for such exercised Optioned Stock or the Fair Market Value as of the date of termination, or (b) in the case of termination without Cause, including voluntary termination by the Optionee, at the Fair Market Value of such Optioned Stock as of the later of the date of termination or the date of exercise. In the event of a termination for Cause of a Restricted Stock Recipient, all vested and unvested Restricted Stock shall be immediately forfeited and cancelled as of the date of termination, without any action or consideration on the part of the Company or the Restricted Stock Recipient. In the event of a termination without Cause of a Restricted Stock Recipient, including a voluntary termination by the Restricted Stock Recipient, all unvested Restricted Stock shall be immediately forfeited and cancelled as of the date of termination, without any action or consideration on the part of the Company or the Restricted Stock Recipient, and the Company shall have the right, but not the obligation, to redeem all vested Restricted Stock at the Fair Market Value of such vested Restricted Stock, measured as of the date of termination. No termination shall be deemed to occur if (i) the Restricted Stock Recipient or Optionee is a Consultant, Officer or Director who becomes an Employee within the time specified herein; or (ii) the Restricted Stock Recipient or Optionee is an Employee who becomes a Consultant, Officer or Director who is not also an Employee, within the time specified herein. Notwithstanding anything herein to the contrary, if a Restricted Stock Recipient or Optionee ceases to be an Employee, Officer, Director or Consultant because of such individual’s violation of his or her duties to the Company, as conclusively determined by the Administrator in its sole discretion, all of such person’s unexercised Options shall immediately terminate, and all of such Restricted Stock Recipient’s shares of Restricted Stock shall be forfeited, on the termination date and he or she shall have no right to exercise any unexercised Option on or after such date.

(C)       Disability of Restricted Stock Recipient or Optionee. Unless otherwise provided in the granting document(s) for a Restricted Stock Recipient or Optionee, if a Restricted Stock Recipient or Optionee ceases to be an Employee, Officer, Director or Consultant as a result of Disability, he or she may within ninety (90) days from the date of such termination (but in no event later than the expiration date of the term of such Option as set forth in the relevant granting document(s)), exercise all Time Based Options that are vested as of such termination date. If Restricted Stock Recipient/Optionee does not exercise such Restricted Stock/Option to the extent so entitled within the time specified herein, the Option shall terminate, and the Stock covered by such Option shall revert to the Plan. All unvested Time Based Options shall terminate. Upon the Disability of a Restricted Stock Recipient, any shares of Restricted Stock still subject to forfeiture shall be forfeited and terminated as of the date of termination. This clause may be waived by the Administrator in whole or in part to allow for continuing or accelerated vesting of Time Based Options or decelerated or no forfeiture of Restricted Stock.

(D)       Death of Restricted Stock Recipient or Optionee. Unless otherwise provided in the granting document(s) for a Restricted Stock Recipient or Optionee, if a Restricted Stock Recipient or Optionee dies while an Employee, Director or Consultant, all vested Time Based Options may be exercised at any time within ninety (90) days following the date of death (but in no event later than the expiration date of the term of such Option as set forth in the relevant granting document(s)), and all unvested Time Based Options shall be terminated. Such Option may be exercised by the executor or administrator of the individual’s estate or, if none, by the person(s) entitled to exercise such Option under the individual’s will or under the laws of descent and distribution. If the Time Based Option is not so exercised within the time specified herein, such Option shall terminate, and the Stock covered by such Option shall revert to the Plan. Upon the death of a Restricted Stock Recipient, any shares of Restricted Stock still subject to forfeiture shall be forfeited and terminated as of the date of termination. This clause may be waived by the Administrator in whole or in part to allow for continuing or accelerated vesting of Time Based Options or decelerated or no forfeiture of Restricted Stock.

(E)       Performance Based Options. Notwithstanding clauses (A) through (D) of this Section 9, following a Restricted Stock Recipient’s or Optionee’s termination of employment with the Company, any Performance Based Options shall only be exercisable under circumstances described in the definition of “Performance Based.”

(F)       Buyout Provisions. The Administrator may at any time buy out for a payment in cash or Stock, an Option previously granted, or Stock previously exercised and purchased, based on the terms and conditions in such granting document(s) and, if no such terms, then as the Administrator shall establish and communicate to the Restricted Stock Recipient/Optionee/stockholder at the time that the Administrator chooses to make such purchase. In the event that Stock owned by a Restricted Stock Recipient/Optionee/stockholder are owned, the procedures, purchase price and terms set forth in the Company’s Governing Documents (as now in effect), if any, shall control as if such section were written to apply to such Stock or, if the Company’s Governing Documents do not have such sections, then upon the procedures, purchase price and terms determined by the Administrator. The Company shall have the right to offset against any such payment any amounts owed by Restricted Stock Recipient/Optionee to the Company.

10.	Restricted Stock Awards.

(A)       Grant of Restricted Stock. The Administrator may award to an Employee, Director or Consultant Restricted Stock, subject to this Section 10 and such other terms and conditions as the Administrator may prescribe. The Administrator may require payment by the Participant of a specified purchase price in connection with any Restricted Stock Award Agreement.

(B)       Certificate Registration. Restricted Stock awarded under the Plan may at the Administrator’s election be evidenced by certificates. Each certificate for Restricted Stock shall be registered in the name of the Employee, Officer, Director, or Consultant granted Restricted Stock and deposited, together with a stock power endorsed in blank, with the Company.

(C)       Vesting Requirements. On the date of the grant of Restricted Stock, the Administrator shall, in its discretion, determine any vesting requirements with respect to Restricted Stock, which shall be set forth in the Restricted Stock Award Agreement. The requirements for vesting of a Restricted Stock award may be based on the continued service of the Participant, on the attainment of specified performance goals, or on such other terms and conditions as approved by the Committee in its discretion. The vesting of a Restricted Stock award may be accelerated by, and may be dependent upon, in whole or in part, the occurrence of a Change-of-Control. If the vesting requirements of a Restricted Stock award shall not be satisfied, the Award shall be forfeited and the Stock subject to the Award shall be returned to the Company.

(D)       Restriction Period. There shall be established for each Restricted Stock award a restriction period of such length as shall be determined by the Administrator (the “Restriction Period”). Shares of Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered, except as hereinafter provided, during the Restriction Period. Except for such restrictions on transfer and such other restrictions as the Administrator may impose, the Employee, Officer, Director, or Consultant shall have all the rights of a holder of Common Stock as to such Restricted Stock (including, but not limited to, voting rights and the right to receive dividends). At the expiration of the Restriction Period, the Company shall deliver to the Employee, Officer, Director, or Consultant (or in the case of death or disability, his or her legal representative) the certificates deposited pursuant to this Section 10.

(E)       Other Terms and Conditions. The Administrator may impose other terms and conditions on the granting of the Restricted Stock, including those otherwise set forth in the, as well as lock up agreement, repurchase and other agreements deemed appropriate by the Administrator.

(F)       Termination of Relationship. Except as otherwise determined by the Administrator in its sole discretion, upon a termination of the relationship with the Company by the Employee, Officer, Director, or Consultant, as the case may be, for any reason during the Restriction Period, all shares of Restricted Stock that are subject to restriction as of the date of termination shall be forfeited, and all Restricted Stock shall be subject to repurchase as contemplated in Section 9(F) above.

11.	Withholding to Satisfy Tax Obligations.

(A)       Permitted Methods. At the sole discretion of the Administrator, Restricted Stock Recipients and Optionees may satisfy withholding obligations as provided in this Section 11. When a Restricted Stock Recipient/Optionee incurs tax liability in connection with a Restricted Stock/Option, which tax liability is subject to tax withholding under applicable tax laws, and the Restricted Stock Recipient/Optionee is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Restricted Stock Recipient/Optionee may satisfy the withholding tax obligation by one or some combination of the following methods: (i) by cash payment; (ii) out of Restricted Stock Recipient/Optionee’s current compensation; (iii) if permitted by the Administrator, in its sole discretion, by surrendering to the Company Stock that (A) in the case of Stock previously acquired from the Company, have been owned by the Restricted Stock Recipient/Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to or less than Restricted Stock Recipient’s/Optionee’s marginal tax rate times the ordinary income recognized; or (iv) by electing to have the Company withhold from the Stock to be issued upon exercise of the Option, if any, that number of Stock having a Fair Market Value equal to the amount of withholding due. The Fair Market Value of the Stock to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined.

(B)       Procedures for Stock Withholding. All elections by a Restricted Stock Recipient or Optionee to have Stock withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions: (i) the election must be made on or prior to the applicable tax withholding date, (ii) once made, the election shall be irrevocable as to the particular shares of Stock of the Option as to which the election is made; (iii) all elections shall be subject to the consent or disapproval of the Administrator, (iv) if the Restricted Stock Recipient/Optionee is an Officer, Director or greater than Ten Percent Stockholder within the meaning of Rule l6a-2 under the Exchange Act, the election must comply with the applicable provisions of Rule 16b-3 and shall be subject to such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

12.          Adjustments upon Changes in Capitalization, Change-of-Control, or Certain Other Transactions.

(A)       Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number and class of shares of Stock with respect to which Options may be granted under the Plan, the number and class of capital stock of the Company which are subject to outstanding Options granted under the Plan, and the purchase price per Common Stock, if applicable, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a Stock split, reverse Stock split, Stock distribution, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Stock effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Any such adjustment in the Stock subject to outstanding Incentive Options (including any adjustments in the purchase price) shall be made in such manner as not to constitute a modification as defined by Section 424(h)(3) of the Code and only to the extent otherwise permitted by Sections 422 and 424 of the Code. Adjustments shall be made by the Administrator, whose determination in that respect shall be final, binding, and conclusive. If, by reason of a change in Capitalization, a Restricted Stock Recipient/Optionee shall be entitled to exercise an Option with respect to new, additional or different Stock, such new, additional or different Stock shall thereupon be subject to all of the conditions which were applicable to the Stock subject to its granting document(s), prior to such Change in Capitalization.

(B)       Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Restricted Stock Recipient and Optionee as soon as practicable prior to the effective date of such proposed action. The Administrator in its sole discretion may provide for a Restricted Stock Recipient/Optionee to have the right to exercise his or her Option until fifteen (15) days prior to such transaction as to all of the Optioned Stock covered thereby, including Stock as to which the Option would not otherwise be exercisable. To the extent it has not been previously exercised, an Option will terminate immediately prior to the consummation of such proposed action.

(C)       Change-of-Control. If the Company is to be consolidated with or acquired by another unrelated entity in a merger or other reorganization in which the holders of the outstanding voting Stock of the Company immediately preceding the consummation of such event, shall immediately following such event, hold, in the aggregate, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company’s assets or otherwise (each, a “Change-of-Control”), then each outstanding Option shall at the discretion of the Administrator either (i) be assumed, if the successor corporation is not the Company, or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation, (ii) be required to be exercised or forfeited null and void or (iii) unvested Options either accelerated in part or in full or not at all. In the event of such assumption, the vesting of each Time Based Option, as the case may be, may in the Administrator’s discretion be fully or partially accelerated, (1) vesting in full or part and becoming immediately exercisable, or (2), if the holder of the Time Based Option enters into an employment or consulting agreement with the Company or the acquirer with thirty (30) days of the closing of the transaction effecting the Change-of-Control, then on the first to occur of (a) the date the Option is fully vested in accordance with normal vesting schedule for same, and (b) one (1) year after the closing of the transaction effecting the Change-of-Control. The Administrator shall notify the relevant Restricted Stock Recipients/Optionees in writing that their Time Based Option shall be fully exercisable for a period of fifteen (15) days from the date of such notice and the Time Based Option shall terminate upon the expiration of such period. Performance Based Options shall not vest and shall not be exercisable until such time as the conditions set forth in the definition of “Performance Based” have been satisfied. For purposes hereof, a “Change-of-Control” shall also include the closing of a firm commitment underwriting by the Company selling at least $20 million of equity securities (or instruments convertible into equity securities).

(D)       Certain Distributions. In the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (other than distributions payable in cash or Stock of the Company) without receipt of consideration by the Company, the Administrator may, in its sole discretion, appropriately adjust the price per Common Stock covered by each outstanding Option to reflect the effect of such distribution.

13.          Non-Transferability of Options, and Restricted Stock. Except as otherwise provided in this Section, Options and Restricted Stock may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised or purchased during the lifetime of the Restricted Stock Recipient or Optionee only by such individual. Notwithstanding the foregoing, the Administrator may, in its sole discretion and consistent with applicable laws, authorize all or a portion of the Options, and/or Restricted Stock to be granted to a Restricted Stock Recipient or Optionee to be transferred by such individual as gifts or pursuant to domestic relations orders to (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of such individual and any person sharing such individual’s household (“Family Members”), (ii) a trust or trusts in which one (1) or more Family Members have more than fifty percent (50%) of the beneficial interest, (iii) a foundation in which one (1) or more Family Members or such individual control the management of assets or (iv) any other entity in which one (1) or more Family Members or such individual owns more than fifty percent (50%) of the voting interests, provided, that (x) there is no consideration for such transfer, (y) the granting document(s) expressly provides for the transfer of the Options or Restricted Stock in accordance with this Section, and (z) subsequent transfers of such Options or Restricted Stock are prohibited except by or in accordance with the laws of descent or distribution.

14.          Time of Granting Options. The date of grant of an Option or Restricted Stock shall, for all purposes, be the date on which the Administrator makes the determination granting such Option or Restricted Stock, or such other date as is determined by the Administrator. Notice of the determination shall be given to each Employee, Officer, Director, or Consultant to whom an Option or Restricted Stock is so granted within a reasonable time after the date of such grant.

15.	Amendment and Termination of the Plan.

(A)       Amendment and Termination. The Board or the Administrator may at any time amend, alter, suspend, or terminate the Plan without notice.

(B)       Stockholder Approval. To the extent necessary and desirable to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

(C)       Effect of Amendment or Termination. No amendment, alteration, suspension, or termination of the Plan shall impair the rights of any Restricted Stock Recipient or Optionee, unless mutually agreed otherwise between the Restricted Stock Recipient/Optionee and the Administrator, which agreement must be in writing and signed by the Restricted Stock Recipient/Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options and Restricted Stock granted under the Plan prior to the date of such termination.

16.	Conditions Upon Issuance of Stock.

(A)       Legal Compliance. Stock shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Stock pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any Stock Exchange.

(B)       Investment Representation. As a condition to the exercise of an Option and receipt of Restricted Stock, the Administrator may require the person exercising such Option or receiving the Restricted Stock to represent and warrant to the Company in writing at the time of any such exercise that the Stock are being purchased only for investment and without any present intention to sell or distribute such Stock, and will not be sold or transferred other than pursuant to an effective registration thereof under the Exchange Act or pursuant to an exemption applicable under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. Any certificates evidencing any such Stock shall be appropriately legended to reflect their status as restricted securities.

(C)       Settlement of Award. Stock delivered pursuant to the exercise of an Option shall be subject to such conditions, restrictions and contingencies as the Administrator may establish in the agreement. The Administrator, in its sole discretion, may impose such conditions, restrictions, and contingencies with respect to Stock acquired pursuant to the exercise of an Option that the Administrator determines to be desirable.

17.	Regulations and Other Approvals: Governing Law.

(A)       This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Florida (without reference to the principles of conflict of laws thereof). Any actions brought to interpret or enforce this Plan shall be brought exclusively in the state or federal courts located in Duval County, Florida, or the location of the Company’s principal place of business.

(B)       The obligation of the Company to sell or deliver Stock with respect to Options, and Restricted Stock granted under the Plan shall be subject to all Applicable Laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator.

(C)       The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Stock as to which such requisite authority shall not have been obtained.

(D)       The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Administrator shall interpret and administer the provisions of the Plan or any agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

(E)       The Administrator may make such changes as may be necessary or appropriate to comply with the rules and regulations of any government authority, or to obtain for Employees granted Incentive Options the tax benefits under the applicable provisions of the Code and regulations promulgated thereunder.

18.          Reservation of Stock. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Stock as shall be sufficient to satisfy the requirements of the Plan.

19.          Agreements. Options and Restricted Stock shall be evidenced by written agreements in such form as the Administrator shall approve from time to time.

20.          Stockholder Approval. If required by Applicable Law, the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval shall be obtained in the degree and manner required under Applicable Law. All Options and Restricted Stock issued under the Plan shall become void in the event such approval is not obtained.

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